Exhibit 5.1

October 15, 2021

TherapeuticsMD, Inc.

951 Yamato Road

Suite 220

Boca Raton, Florida 33431

Re:	Registration on Form S-8 for the TherapeuticsMD, Inc.
Inducement Grant Restricted Stock Unit Agreement

Ladies and Gentlemen:

We have acted as special Nevada counsel to TherapeuticsMD, Inc., a Nevada corporation ("TXMD"), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement relates to the registration by TXMD of 1,180,000 shares (the "Shares") of TXMD's common stock, $0.001 par value per share, that may be issuable pursuant to the TXMD Inducement Grant Restricted Stock Unit Agreement, dated as of October 15, 2021, by and between TXMD and Mark Glickman (the "Inducement Grant Agreement"), upon the vesting, as provided therein, of 660,000 Time-Based Units and up to 520,000 Performance Units (as such terms are defined in the Inducement Grant Agreement).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following documents: (1) the Registration Statement; (2) the Inducement Grant Agreement; (3) the Amended and Restated Articles of Incorporation of TXMD, as amended, effective as of June 22, 2020; (4) the Bylaws of TXMD, as amended, effective as of December 17, 2015; (5) certain resolutions adopted by the Board of Directors of TXMD relating to the Inducement Grant Agreement, the registration of the Shares and related matters; and (6) such other documents and instruments as we have deemed necessary as a basis for the opinions expressed below.

As to various questions of fact material to this opinion letter, we have relied upon representations of officers or directors of TXMD and documents furnished to us by TXMD without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by TXMD in accordance with the Inducement Grant Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are specifically limited to the corporate laws of the State of Nevada and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

TherapeuticsMD, Inc. October 15, 2021 Page 2

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP